Exhibit 99.43

Acciona, Enel & E.ON

Agreement relating to Endesa, S.A.

Juan Muro-Lara

MD Corporate Development

Chairman Office

April 3rd 2007

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Pioneers in development and sustainability

Disclaimer

This presentation contains information on Acciona, S.A. (Acciona), Enel S.p.A. (Enel) and E.ON AG (E.On) in connection with its beneficial ownership of shares in Endesa, S.A. (Endesa) and in connection with an agreement (the "Agreement") entered into today among Acciona, Enel, and E.On and the transactions and matters contemplated by the Agreement.

This presentation should be read together with the Agreement, an original English language copy of which will be filed with the U.S. Securities and Exchange Commission (SEC) and a Spanish language translation of which has been filed with the Spanish Comisión Nacional del Mercado de Valores (CNMV).

Further, analysts and investors should carefully review all of the filings made by Acciona, Enel and E.On with the CNMV and with the SEC; those filings contain important information about Acciona, Enel and E.On, their beneficial ownership of Endesa shares, the Agreement, the transactions contemplated thereby, and other related matters. The Agreement and all of the information referred to in this paragraph is publicly available at www.cnmv.es and www.sec.gov, and must be considered reproduced in this presentation.

The implementation of the transactions contemplated or referred to by the Agreement and referred to herein (including the pending tender offer by E.On for 100% of the shares of Endesa, the contemplated joint tender offer by Acciona and Enel for 100% of the shares of Endesa, and the acquisitions by E.On of some assets owned by Endesa and Enel) is subject to various conditions, authorizations, contingencies and other significant requirements and constraints deriving from applicable laws and regulations and from the Agreement itself. Further, to the extent permitted under applicable law and from the Agreement itself, as long as it is permitted under the applicable law, Acciona, Enel and E.On reserve their right to amend, supplement, waive or rescind any part of the Agreement as they may agree from time to time. As a result of the foregoing, analysts and investors should not rely on this presentation or on the Agreement as an assurance that any or all of the transactions envisaged in said documents will be necessarily completed or implemented. Further, analysts and investors are urged to read the Agreement and to seek legal advice in order to fully understand the terms, conditions, risks and contingencies to which the transactions envisaged in the Agreement are subject.

This presentation has the purpose of summarizing and explaining certain key provisions of the Agreement for the benefit of the shareholders of Acciona, Enel and E.On, other investors in Endesa and the market in general. By preparing and releasing this presentation, none of Acciona, Enel or E.On intends to recommend or suggest, directly or indirectly, any investment strategy in connection with Acciona, Enel, E.On, Endesa or any other company, or with any securities issued by any such persons. This presentation does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any security, nor is it a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of the securities referred to in this presentation in any jurisdiction in contravention of applicable law. Subject to the terms and conditions provided in the Agreement and the agreement executed by and between Acciona and Enel on March 26, 2007, Acciona and Enel shall file with the CNMV and with other applicable market supervisors and regulators a tender offer document for the shares of Endesa, as soon as it is permitted and/or required under Spanish law and other applicable laws. Such prospectus will be provided to shareholders of Endesa in accordance with such law to the extent required or permitted thereby.

The release, publication or distribution of this presentation in certain jurisdictions may be restricted by law and therefore persons in any such jurisdiction into which this presentation is released, published or distributed should inform themselves about and observe such restrictions.

acciona
Pioneers in development and sustainability.

Disclaimer

Additional Important Information for U.S. Investors

On January 26, 2007, E.On, through its wholly owned subsidiary E.ON Zwölfte Verwaltungs GmbH, filed a tender offer statement on Schedule TO regarding its tender offer for ordinary shares and American Depositary Shares ("ADSs") of Endesa with the SEC. Endesa investors and security holders are urged to read the U.S. tender offer statement (as updated and amended), because it contains important information. Furthermore, Endesa investors and security holders are urged to read the Spanish prospectus from E.ON regarding the Spanish tender offer for Endesa because it contains important information. The Spanish prospectus and certain suplementary documentation were authorized in Spain by the CNMV. Investors and security holders may obtain a free copy of the Spanish prospectus and its suplementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, Santander Investment Bolsa SV SA, Santander Investment SA, Corredores de Bolsa, and elsewhere. The Spanish prospectus is also available on the web sites of the CNMV (www.cnmv.es), E.ON (www.eon.com), and elsewhere. Likewise, Endesa investors and security holders may obtain a free copy of the U.S. tender offer statement and other documents filed by E.ON with the SEC on the SEC's web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

If Acciona and Enel commence a tender offer in the United States, they will file with the SEC a statement on Schedule TO that will include an offer to purchase, a letter of transmittal and related documents. The offer to purchase, letter of transmittal and related documents will also be mailed to U.S. holders of record of Endesa shares and holders of ADSs representing Endesa shares, and be made available for distribution to beneficial owners of Endesa shares and ADSs. The solicitation of offers to buy the Endesa shares and ADSs will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. When they are available, U.S. stockholders should carefully read those materials (as well as any amendments and supplements to those materials) prior to making any decisions with respect to the tender offer because they will contain important information, including the various terms of, and conditions to, the tender offer. When they are available, U.S. stockholders will be able to obtain the offer to purchase, the letter of transmittal and related documents without charge from the SEC's website at www.sec.gov and will receive information at an appropriate time on how to obtain such materials for free from Acciona and Enel or their duly designated agent.

Forward-Looking Statements

This presentation contains statements that constitute forward-looking statements in its general meaning and within the meaning of Spanish applicable law regarding securities markets. These statements appear in a number of places in this document and include statements regarding the intent, belief or current expectations, estimates regarding future growth of Acciona, Enel, E.On, Endesa and other companies, as well of the global business, market share, financial results and other aspects of the activity and situation relating to those companies. The forward-looking statements in this document can be identified, in some instances, by the use of words such as "expects", "anticipates", "intends", and similar language or the negative thereof or by forward-looking nature of discussions of strategy, plans or intentions. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and actual results may differ materially from those in the forward-looking statements as a result of various factors. Analysts and investors are cautioned not to place undue reliance on those forward-looking statements which speak only as of the date of this presentation. None of Acciona, Enel or E.On undertakes any obligation to release publicly the results of any revisions to these forward-looking statements which may be made to reflect events and circumstances after the date of this presentation, including, without limitation, change in Acciona's, Enel's or E.On's business or acquisition strategy to reflect the occurrence of unanticipated events.

ENDESA PROJECTS

- The integration of Endesa by E.ON
- The acquisition by Acciona of a stake in Endesa to become a reference shareholder
- The acquisition by Enel of a minority stake in Endesa
- The joint management of Endesa by Acciona and Enel, its two largest shareholders

Agreement signed by Acciona and Enel on the 26th March

CONFLICTING PROJECTS

- The E.ON and Acciona/Enel projects are incompatible

- Actions by E.ON, Acciona and Enel to promote their projects have led to business & legal confrontation

The Agreement

- Directed to jointly settle the parties' controversies relative to Endesa

- The settlement is based in two key undertakings:

→ E.ON undertakes not to waive the condition to which its tender offer is subject to

→ Acciona/Enel undertake to submit to Endesa´s corporate bodies the disposal to E.ON of certain assets and to support such divestments

The Agreement

- Based on reciprocal concessions the Agreement will benefit all stakeholders

➢ Minority shareholders

- E.ON undertaking not to waive its OPA condition permits accelerated launching of Acciona/Enel tender offer
- Acciona/Enel tender offer provides for a higher price: at least €41 cash per share plus interest (EURIBOR 3 month rate) adjusted by dividends
- Settlement of claims provides certainty to Acciona/Enel tender offer
- Endesa´s minority shareholders will collect earlier than expected and more than E.ON was willing to pay
- Acciona/Enel shall, as soon as practicable, file all documents required to launch its joint tender offer

The Agreement

- Agreement favours Endesa´s interest:
  - facilitating the management of the company avoiding deadlock risks
  - restores the focus on its strategic planning
  - supports Endesa´s future development and its intrinsic value
  - mantains its leadership in Spain & Latam
  - anticipates potential required divestments without adverse impact on its operations

The Agreement

- Agreement is beneficial to the Spanish electricity market
  - anticipates the solution of any antitrust authority request through the agreed assets divestment
  - improves the competition within the electricity market by:
    - strengthening the competitiveness of a secondary player
    - diluting the market share of the leading player

Scope of The Agreement

- E.ON undertakes:
  - not to waive the condition to which its OPA is subject to
  - to desist from the OPA if 50.01% of Endesa is not acquired
  - not to launch tender offer over Endesa/acquire Endesa shares for 4 years

- Acciona & Enel undertake:
  - to submit to Endesa´s corporate bodies the proposal of selling to E.ON certain assets
  - to exercise their rights as shareholders in Endesa to support such proposal

- Enel undertakes to sell Viesgo to E.ON

- E.ON and Acciona/Enel agree to waive any claims and terminate all litigation against each other relating to Endesa

Assets to be divested

- Endesa Europa
  - assets relating to business developed and located in Italy, France, Poland and Turkey

- Additional Endesa Assets (Spain)
  - "Los Barrios" imported coal thermal plant (567.5 MW)
  - "Foix" fuel gas thermal plant (520 MW) and the CCGT project under development
  - "Besos 3" CCGT thermal plant (387.8 MW)
  - 10 year contract nuclear based drawing rights (450 MW)

- The Additional Endesa Assets represent 7.7% of its Spanish installed capacity

Assets to be divested

- Price determination
  - fair market value
  - determined by investment banks of recognized standing an experience

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Pioneers in development and sustainability.

Conditions Precedent

- The Agreement is subject to, inter alia, the following conditions:

  - Acciona/Enel obtaining effective control of Endesa:
    - Acquiring at least 50% + 1 share of Endesa´s share capital
    - Appointing the majority of Endesa´s Board members

  - Antitrust approval (acquisition by E.On of Viesgo, Endesa Europa, and the Additional Endesa Assets)

  - Other necessary regulatory approvals

Acciona objectives

- Management influence in Endesa ✓
- Endesa maintains its Spanish identity ✓
- Creation of a world leader in renewable energies ✓
- Commitment to further growth of the leading Spanish utility ✓

With a superior financial impact: highly accretive transaction

Conclusions

- The Agreement benefits Endesa´s minority shareholders, the company and the Spanish electricity market

- Maintains Endesa´s Spanish identity

- Fulfils Acciona´s objetives on its Endesa investment

- Creates value for Acciona shareholders`

acciona
Pioneers in development and sustainability.